UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Zions Bancorporation

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ZIONS BANCORPORATION

One South Main, Suite 1134, Salt Lake City, Utah 84111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On

May 1, 2006

To the Shareholders:

The Annual Meeting of Shareholders of Zions Bancorporation (“Zions”, “we”, “our”, or the “Company”) will be held in the Salt Lake City Marriott Downtown, 75 South West Temple, Salt Lake City, Utah 84101, on Monday, May 1, 2006, at 1:30 p.m. for the following purposes:

1.	To elect four directors for the terms specified in the attached Proxy Statement (Proposal 1).

2.	To approve the Long Term Executive Incentive Compensation Plan (Proposal 2).

3.	To ratify the appointment of the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2006 (Proposal 3).

The meeting will also be used to transact other business as may properly come before the shareholders. Your proxy is being solicited by the Board of Directors. For the reasons stated herein, the Board of Directors unanimously recommends that you vote “for” Proposals 1, 2 and 3.

A Proxy Statement, Proxy Card and a copy of the Annual Report on the Company’s operations during the fiscal year ended December 31, 2005 accompany this notice.

IT IS IMPORTANT THAT ALL SHAREHOLDERS ATTEND OR BE REPRESENTED AT THE MEETING. Shareholders who are unable to attend in person SHOULD IMMEDIATELY SIGN, DATE AND MAIL the accompanying Proxy Card in the enclosed envelope, which requires no postage.

The prompt return of proxies will save the Company the expense of further requests for proxies, which might otherwise be necessary in order to ensure a quorum.

If you plan to attend, please note that admission to the meeting will be on a first-come, first-served basis. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors

Thomas E. Laursen

Corporate Secretary

Salt Lake City, Utah

March 21, 2006

PROXY STATEMENT

ZIONS BANCORPORATION

One South Main, Suite 1134, Salt Lake City, Utah 84111

ANNUAL MEETING OF SHAREHOLDERS

May 1, 2006

VOTING AT THE MEETING

Your proxy is solicited by your Board of Directors. It will be voted as you direct. If no contrary direction is given, your proxy will be voted:

➢	FOR the election of directors listed below; and

➢	FOR approval of the Long Term Executive Incentive Compensation Plan; and

➢	FOR ratification of the Company’s independent registered public accounting firm for fiscal 2006.

You may revoke your proxy at any time before it is voted by giving written notice to the Corporate Secretary, Zions Bancorporation, or by mailing a later dated proxy, or by voting in person at the meeting.

The only shares that may be voted at the annual meeting are the 105,906,324 shares of common stock outstanding at the close of business on March 1, 2006, the record date for the meeting (the “Record Date”). Each share is entitled to one vote.

Directors are elected by a plurality of the votes cast at the meeting, with the four persons receiving the highest number of votes to be elected. On all other matters, the action will be approved if a quorum is present and the number of shares voted in favor of the action exceeds the number of shares voted against the action. In order for any of these matters to be acted on at the meeting, a quorum of our shares must be present or represented by proxy at the meeting. A quorum of our shares is a majority of the shares entitled to vote on the Record Date, or 52,953,163 shares.

Where some or all of the shares represented by the duly executed and returned proxy of a broker or other nominee are not voted on one or more items, pursuant to the rules of the national securities exchange of which the nominee is a member or of the National Association of Securities Dealers or otherwise, the shares will be treated as represented at the meeting but not voted. Broker non-votes will have no effect on the outcome of any of the proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions are not allowed to vote client proxies on Proposal 2 relating to the approval of the Long Term Executive Incentive Compensation Plan but are allowed to vote client proxies on other matters.

If you return your proxy but indicate “Withheld” or “Abstain” with respect to any proposal, your shares will be counted for purposes of whether a quorum exists. However, an abstention will have no effect on the outcome of any of the proposals.

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of stock held in a broker or nominee name. Directors, officers and employees of the Company may solicit proxies in person or by mail or telephone, but will receive no extra compensation for doing so. This Proxy Statement is first being mailed to the shareholders of Zions Bancorporation on or about April 1, 2006.

NOMINATION AND ELECTION OF DIRECTORS

(Proposal 1)

It is intended that the proxies received will be voted for the election of nominees for director named herein unless otherwise indicated. In case any of the nominees named herein is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who shall be designated by the present Board of Directors to fill such vacancy. Directors are elected by a plurality of the votes cast at the meeting, with the three persons receiving the highest number of votes to be elected.

The following persons are nominated for election as directors for the specified term. Until their successors are elected and qualified, they will, together with other directors presently in office, constitute the entire elected Board of Directors:

Three-year Term

R. D. Cash

Patricia Frobes

J. David Heaney

Harris H. Simmons

The Board of Directors recommends that the shareholders vote FOR the election of the nominees for director set forth above.

The following information is furnished with respect to each of the nominees for election as directors, as well as for directors whose terms of office will not expire prior to the Annual Meeting of Shareholders:

Nominees	Principal Occupation During Past Five Years	Director Since	Present Term Expires	Age
R. D. Cash(2, 3, 5)	Former Chairman, President and Chief Executive Officer, Questar Corporation, Salt Lake City, Utah; Director, TODCO, Questar Corporation, Questar Market Resources, Associated Electric and Gas Insurance Services Limited, and National Fuel Gas; Former Director of Zions First National Bank, Federal Reserve Bank of San Francisco (Salt Lake City Branch), and Energen Corp.	1989	2006	63

Patricia Frobes(4, 5)	Group Senior Vice President for Legal Affairs and Risk Management and General Counsel, The Irvine Company, Newport Beach, California; Vice Chair and General Partner, O’Melveny & Myers, 2001-2003; Associate and Partner, O’Melveny & Myers, 1979-2001.	2003	2006	59

J. David Heaney	Chairman, Heaney Rosenthal Inc., Houston, Texas; Director, Amegy Bank N.A.	2005	2006	57

Harris H. Simmons(2, 6)	Chairman, President and Chief Executive Officer of the Company; Chairman of Zions First National Bank; Director, Questar Corporation and O.C. Tanner Co.; Chairman of the American Bankers Association.	1989	2006	51

DIRECTORS WITH UNEXPIRED TERMS OF OFFICE

Directors	Principal Occupation During Past Five Years	Director Since	Present Term Expires	Age
Jerry C. Atkin(1, 2, 3)	Chairman, President and Chief Executive Officer, SkyWest, Inc., St. George, Utah.	1993	2008	57

Roger B. Porter(1, 2, 3)	IBM Professor of Business and Government, Harvard University, Cambridge, Massachusetts; Director, Extra Space Storage, Packaging Corporation of America, Pactiv Corporation and Tenneco Inc.; Assistant to the President for Domestic and Economic Affairs, The White House, 1989-1993.	1993	2007	59

Stephen D. Quinn(1, 5)	Former Managing Director and former General Partner, Goldman, Sachs & Co.; Director, Group 1 Automotive, Inc. and American Express Bank Ltd.	2002	2008	50

L. E. Simmons(2, 4, 6)	President, SCF Partners, L.P. (Private Equity Investment Management), Houston, Texas; Chairman, Oil States International.	1978	2007	59

Shelley Thomas Williams(2, 4, 5)	Communications Consultant; Director, The Regence Group, Portland, Oregon; Senior Director of Communications and Public Affairs, Huntsman Cancer Institute, 2000-2004.	1998	2008	54

Steven C. Wheelwright(3, 4)	Baker Foundation Professor, Senior Associate Dean, Director of Publications Activities, Harvard Business School; leave of absence, ecclesiastical mission for The Church of Jesus Christ of Latter-day Saints, 2000-2003; Senior Associate Dean and Director of Faculty Hiring and Planning, Harvard Business School, 1998-2000.	2004	2007	62

(1)	Member of the Audit Committee

(2)	Member of the Executive Committee

(3)	Member of the Executive Compensation Committee

(4)	Member of the Credit Review Committee

(5)	Member of the Nominating and Corporate Governance Committee

(6)	Harris H. Simmons (Chairman, President and Chief Executive Officer of the Company) is the brother of L. E. Simmons (a member of the Board of Directors of the Company).

COMPENSATION OF DIRECTORS

Commencing July 2005, each of the Company’s outside directors received a $28,000 annual retainer ($20,000 prior to July 2005) and $1,500 for each regular and special meeting attended ($1,250 prior to July 2005). Members of the committees received $1,000 for each committee meeting attended. The Chairman of the Audit Committee received an additional $10,000 annual retainer and the other members of the Audit Committee received an additional $3,000 annual retainer. The Chairs of each of the other standing committees received an additional $5,000 annual retainer commencing in July 2005. Each of the retainer and meeting fees are paid in cash unless the director elects to defer his or her compensation as described below. Non-employee directors are also granted non-qualified stock options annually. Directors who are full-time compensated employees of the Company do not receive either the retainer or any other compensation for attendance at meetings of the Board of Directors or its committees.

The Company maintains a Deferred Compensation Plan for directors, pursuant to which a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board of Directors. Amounts deferred are held in a rabbi trust and invested in either an unsecured note or shares of the Company’s common stock based upon the director’s election, subject to plan limitations. Settlement is made only in cash and is based on the amount of the unsecured note plus accrued interest or the then current market value of the stock.

Mr. Heaney serves as a member of the board of directors of Amegy Bank N.A., a subsidiary of the Company, which also maintains a deferred compensation plan for directors, pursuant to which a director may elect to receive all or a portion of his or her compensation in shares of the Company’s stock, and defer receipt of such shares until retirement or resignation from the Board of Directors. Amounts deferred are held in a rabbi trust and invested in either an unsecured note or shares of the Company’s common stock, subject to plan limitations. Settlement is made only in shares of the Company’s common stock.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held ten meetings during the fiscal year ending December 31, 2005. In addition, those directors whom the Board has determined are independent as defined by The Nasdaq Stock Market (“Nasdaq”) met regularly in executive session. The chair of the Executive Committee, Jerry C. Atkin, who is an independent director, served as the presiding director at each such executive session. Of the Board’s five standing committees, the Executive Committee did not meet in 2005; the Audit Committee met twelve times, the Executive Compensation Committee met five times, the Credit Review Committee met three times and the Nominating and Corporate Governance Committee met three times. Membership in these committees is indicated previously in the listing of directors. All directors attended at least 75% of the total number of all Board and applicable meetings. All Board members attended last year’s annual shareholders’ meeting. All directors are expected to make every effort to attend the six regularly scheduled meetings of the Board, meetings of committees of which they are members, the organizational meeting held in conjunction with the Company’s annual shareholders’ meeting and the Company’s annual shareholders’ meeting.

All Committees other than the Executive Committee have written charters. The written charters, the Company’s Corporate Governance Guidelines and our Code of Business Conduct and Ethics governing our directors, officers and employees is posted on the Company’s website at www.zionsbancorporation.com. In addition, information concerning purchases and sales of our equity securities by our executive officers and directors is available on our website.

The Executive Committee reviews projects or proposals that require prompt action on the part of the Company. The Executive Committee is authorized to exercise all powers of the Board of Directors with respect to such projects or proposals when it is not practical to delay action pending approval of the entire Board. The

Executive Committee does not have authority to amend the Articles of Incorporation or Bylaws of the Company, adopt a plan of merger or recommend to shareholders the sale of all or substantially all of the Company’s assets.

The Audit Committee is composed of three directors, each of whom is independent as defined by the rules of the Securities and Exchange Commission (“SEC”), Nasdaq’s listing standards and the Company’s Corporate Governance Guidelines. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Report of the Audit Committee,” included in this Proxy Statement. A written charter approved by the Board of Directors governs the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is able to read and understand fundamental financial statements. The Board has also determined that Mr. Jerry C. Atkin is qualified as an audit committee financial expert and that he has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and Nasdaq’s listing standards.

The Executive Compensation Committee is composed of four directors, each of whom is independent as defined by Nasdaq’s listing standards and the Company’s Corporate Governance Guidelines. The Executive Compensation Committee reviews and makes recommendations to the Board concerning the compensation of the Company’s executive officers and reviews and reports to the Board on any employment or consulting contracts with executive officers.

The Credit Review Committee is a committee composed of directors from the Company and Zions First National Bank. The Committee monitors the results of internal credit examinations and reviews adherence to policies established by the Board and by management with respect to lending, as well as general management issues, for all of the Company’s subsidiary banks.

The Nominating and Corporate Governance Committee is composed of four directors, each of whom is independent as defined by Nasdaq’s listing standards and the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee, among other things, develops and recommends corporate governance principles applicable to the Company, including those concerning the size and composition of the Board of Directors, reviews potential candidates for Board of Directors membership and recommends nominees to the Board of Directors.

In identifying and recommending nominees for positions on the Board of Directors, the Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth under “Candidates for Board Membership” in our Corporate Governance Guidelines, namely: (1) personal qualities and characteristics, accomplishments and professional reputation; (2) current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (3) ability and willingness to commit adequate time to Board and committee matters; (4) the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; (5) diversity of viewpoints, backgrounds and experience; (6) the ability and skill set required to chair committees of the Board of Directors; and (7) relevant significant experience in public companies.

The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of Zions and the composition of the Board of Directors. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the Nominating and Corporate Governance Committee wants to seriously consider and move toward nomination, the Chairman of the Nominating and Corporate Governance Committee enters into a discussion with that nominee. The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. The policy adopted by the Nominating and Corporate Governance Committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at our 2007 Annual Meeting of Shareholders should follow the process set forth in the Company’s bylaws described on page 25 under “Other Business”.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Zions Bancorporation. During 2005, the Audit Committee met twelve times, and discussed with the CEO, CFO, controller, internal auditors and independent registered public accounting firm, which we refer to as the external auditors, the interim and annual SEC filings that contained financial information, prior to their public release.

In discharging its oversight responsibility, the Audit Committee obtained from the external auditors a formal written statement describing all relationships between the external auditors and the Company that might bear on the external auditors’ independence and discussed with the external auditors their independence and any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management, the internal auditors and the external auditors the quality and adequacy of Zions Bancorporation internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the external auditors all communications required by generally accepted auditing standards including, among others, Statement on Auditing Standards No. 61 and, with and without management present, discussed and reviewed the results of the external auditors’ audit of the financial statements and internal control over financial reporting. The Audit Committee followed formal policies and procedures governing the pre-approval of audit and permissible non-audit services to be performed by the Company’s external auditors. The Audit Committee also discussed the results of the internal audit examinations. The Audit Committee reviewed the co-sourced internal auditing services obtained from PricewaterhouseCoopers and has decided to continue the relationship for another year. On July 6, 2005, Zions Bancorporation announced its intention to acquire Amegy Bancorporation. The transaction was consummated on December 3, 2005. The Amegy Bancorporation internal audit function has been consolidated into the Zions Bancorporation internal audit function and the Zions Bancorporation 2006 internal audit plan includes Amegy Bancorporation.

The Audit Committee’s Charter was reviewed and deemed effective. In addition, the Audit Committee held regular executive sessions and private meetings with members of Company management, regulators of the Company, internal auditors and external auditors, and performed other actions deemed necessary to discharge the Audit Committee’s responsibilities. The Audit Committee conducted a performance self-evaluation for review with the Board of Directors that included a comparison of the performance of the Audit Committee with the requirements of its Charter.

As set forth in the Charter of the Audit Committee, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The internal auditors are responsible for independently assessing such financial statements, principles and policies and internal controls and procedures as well as monitoring management’s follow-up to any internal audit reports.

The external auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing management’s assessment of the effectiveness of internal control over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

The Audit Committee reviewed the audited financial statements and the report of management on internal control over financial reporting of Zions Bancorporation as of and for the year ended December 31, 2005 with management, internal auditors and the external auditors. Relying on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the Zions Bancorporation audited financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Roger B. Porter, Chairman

Jerry C. Atkin

Stephen D. Quinn

EXECUTIVE OFFICERS OF THE COMPANY

The following information is furnished with respect to certain of the executive officers of the Company.

Individual	Principal Occupation During Past Five Years(1)	Officer Since		Age
Harris H. Simmons	Chairman, President and Chief Executive Officer of the Company; Chairman of Zions First National Bank; Director, Questar Corporation and O.C. Tanner Co.; Chairman of the American Bankers Association.	1981		51

Bruce K. Alexander	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of Vectra Bank Colorado; Director, Federal Reserve Bank of Kansas City (Denver Branch); Executive Director, Denver Urban Renewal Authority, 1999-2000; Executive Vice President, Bank One, 1977-2000.	2000		53

A. Scott Anderson	Executive Vice President of the Company; President and Chief Executive Officer of Zions First National Bank; Director, Federal Reserve Bank of San Francisco (Salt Lake City Branch).	1997	(2)	59

Doyle L. Arnold	Vice Chairman and Chief Financial Officer of the Company; Chief Financial Officer of Bankserv, Inc., 2000-2001	2001		57

Nolan Bellon	Senior Vice President and Controller of the Company.	1998	(3)	57

David E. Blackford	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of California Bank & Trust; Managing Director of California Bank & Trust, 1998-2001.	2001	(4)	57

Danne L. Buchanan	Executive Vice President of the Company; President and Chief Executive Officer, NetDeposit, Inc.	1995		48

Gerald J. Dent	Executive Vice President of the Company.	1987		64

Michael DeVico	Executive Vice President of the Company; Chief Executive Officer of Xpede, 2000-2001; prior to January 2000, Executive Vice President of Bank of America.	2001		45

George M. Feiger	Executive Vice President of the Company; President and Chief Executive Officer of Contango Capital Advisors; Senior Adviser to The Monitor Group, September 2002-August 2003; Partner of Capco, May 2001- August 2002; CEO of N2F New Network Finance AG, April 2000-April 2001; prior to April 2000, General Manager of UBS AG.	2003		56

W. David Hemingway	Executive Vice President of the Company; Director, Federal Home Loan Bank of Seattle.	1997	(5)	58

Clark B. Hinckley	Senior Vice President of the Company.	1994		58

Thomas E. Laursen	Executive Vice President, General Counsel and Secretary of the Company; prior to May 2004, Partner of Holme, Roberts & Owen, LLC.	2004		54

Individual	Principal Occupation During Past Five Years(1)	Officer Since		Age

Connie Linardakis	Executive Vice President of the Company; prior to August 2005, Director, Executive Staffing and Talent Management of Raytheon Company.	2005		41

Keith Maio	Executive Vice President of the Company; President and Chief Executive Officer of National Bank of Arizona; prior to January 2005, President and Chief Operating Officer of National Bank of Arizona.	2005	(6)	48

William E. Martin	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of Nevada State Bank.	2000		64

Paul B. Murphy, Jr.	Executive Vice President of the Company; Chief Executive Officer of Amegy Bank; prior to December 2005, Director and Chief Executive Officer of Amegy Bancorporation, Inc.	2005		46

Stanley D. Savage	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of The Commerce Bank of Washington; Chairman of The Commerce Bank of Oregon; prior to 2001, Executive Vice President of Bank of America.	2001		60

(1)	Officers are appointed for indefinite terms of office and may be replaced at the discretion of the Board of Directors.

(2)	Officer of Zions First National Bank since 1990.

(3)	Officer of Zions First National Bank since 1987.

(4)	Officer of California Bank & Trust since 1998.

(5)	Officer of Zions First National Bank since 1977.

(6)	Officer of National Bank of Arizona since 1992.

PRINCIPAL HOLDERS OF VOTING SECURITIES

As of March 1, 2006, there were no principal common shareholders (5% or more) of the Company known to the Company.

Set forth below is the beneficial ownership, as of March 1, 2006, of the Company’s common stock by each of the Company’s directors (including the chief executive officer), each of the four most highly compensated executive officers listed under “Executive Compensation” (other than the chief executive officer) and all directors and executive officers as a group. The information below includes, where applicable, shares underlying options that are exercisable within sixty days of March 1, 2006.

Directors and Officers	Number of Shares Beneficially Owned		% of Class
A. Scott Anderson	49,195		*	(1)
Doyle L. Arnold	136,607		*	(1)
Jerry C. Atkin	39,300		*	(1)
David E. Blackford	18,110		*	(1)
R. D. Cash	84,470		*	(1)
George M. Feiger	19,781		*	(1)
Patricia Frobes	6,000		*	(1)
J. David Heaney	55,779		*	(1)
Roger B. Porter	46,448		*	(1)
Stephen D. Quinn	12,000		*	(1)
Harris H. Simmons	2,733,422	(2)	2.55%
L. E. Simmons	2,277,008	(2)	2.12%
Shelley Thomas Williams	19,825		*	(1)
Steven C. Wheelwright	3,000		*	(1)
All directors and officers as a group (27 persons)	4,576,833		4.27%

(1)	Immaterial percentage of ownership (less than 1%)

(2)	Totals include 1,814,488 shares attributed to each individual through serving as a director in a company holding such shares and 216,252 shares attributed to each individual through a family foundation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers and directors of the Company and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in their ownership with the SEC. The secretary of the Company acts as a compliance officer for such filings of its officers and directors, and prepares reports for such persons based on information supplied by them. Based solely on its review of such information, the Company believes that for the period from January 1, 2005 through December 31, 2005, its officers and directors were in compliance with all applicable filing requirements, except that Mr. Blackford filed one late report on option shares exercised and sold; Mr. Hemingway filed one late report on shares gifted; Mr. Alexander filed three late reports on shares sold, Messrs. Laursen and Savage filed one late report on option shares granted (each due to a company oversight) and Mr. Heaney filed one late report on shares of phantom stock received as deferred compensation (due to a company oversight).

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows compensation earned from the Company for services rendered during fiscal years 2005, 2004 and 2003 for the person who was chief executive officer at the end of the last fiscal year and the four most highly compensated executive officers of the Company whose salaries and bonuses exceeded $100,000 in 2005 as determined in accordance with the rules of the SEC.

Summary Compensation Table

		Annual Compensation(1)		Long-term Compensation Awards
Name and Principal Position	Year	Salary ($)(2)(3)	Bonus ($)(4)	Restricted Stock Awards ($)		LTIP Payout ($)(5)	Securities Underlying Options(#)(6)	All Other Compensation ($)(3)(7)
Harris H. Simmons	2005	750,000	480,000	0		858,621	53,000	92,680
Chairman, President and	2004	700,000	450,000	0		265,896	61,000	74,059
Chief Executive Officer	2003	675,000	400,000	0		207,939	61,000	58,359
Zions Bancorporation

David E. Blackford	2005	463,000	280,000	0		513,288	26,000	52,645
Chairman, President and	2004	445,000	267,500	0		129,255	30,000	41,867
Chief Executive Officer	2003	430,000	250,000	0		98,200	30,000	133,631
California Bank & Trust

Doyle L. Arnold	2005	437,500	300,000	77,869	(8)	497,845	36,000	33,452
Vice Chairman and	2004	350,000	275,000	0		0	42,000	76,060	(9)
Chief Financial Officer	2003	333,000	220,000	0		0	42,000	76,227	(9)
Zions Bancorporation

George M. Feiger(12)	2005	393,250	236,000	0		0	17,500	21,841
Executive Vice President	2004	364,475	214,500	0		0	20,000	5,350
Zions Bancorporation	2003	100,000	65,000	0		0	0	240,750	(10)

A. Scott Anderson	2005	379,000	245,000	0		428,288	28,000	66,911
President and	2004	378,000	227,500	0		123,100	32,500	53,611
Chief Executive Officer	2003	350,000	217,500	0		94,518	32,500	72,927
Zions First National Bank

(1)	The column for other annual compensation has been omitted since the only items reportable thereunder for the named persons are perquisites, which did not exceed the lesser of $50,000 or 10% of salary and bonus for any of the named persons.

(2)	Includes all contributions to the Company’s Payshelter 401(k) and Employee Stock Ownership Plan and Employee Medical Plan made through salary reductions and deferrals.

(3)

All employees of the Company who are at least 21 years of age are eligible to participate in the Company’s Payshelter 401(k) and Employee Stock Ownership Plan, which is a defined contribution plan qualified under 401(k) of the Internal Revenue Code. The plan permits contributions from participants on a tax-deferred basis in increments of one percent of compensation, up to a maximum of $14,000 ($18,000 for participants age 50 and above) in 2005. The Company’s contributions are determined by reference to the employees’ contributions and are not discretionary. Vesting occurs upon contribution. The maximum Company match is 4% of participant’s compensation (up to $210,000) with a maximum contribution of

$8,400 in 2005. Participant contributions are included in amounts shown as “Salary,” above. The Company’s matching contributions are included under “All Other Compensation,” above. Additionally, the Plan includes a noncontributory profit sharing benefit based upon the Company’s return on equity. In 2005, this benefit amounted to 4% of compensation, with maximum eligible compensation of $210,000. A benefit in the amount of 4% of salary in excess of $210,000 was accrued under the Excess Benefit Plan (see footnote 7). To receive this benefit, employees must have at least one year of service and have worked at least 1,000 hours in the previous 12 months. The benefit is subject to “cliff vesting” after five years of service. For each of the persons named above, the amounts accrued under the Payshelter 401(k) and Profit Sharing Plan for 2005, 2004 and 2003 were as follows, respectively: Mr. Simmons, $14,700, $13,338 and $14,000; Mr. Blackford, $16,800, $14,350 and $14,000; Mr. Arnold, $16,800, $13,607 and $14,000; Mr. Feiger, $14,233, $5,350 and $7,750; and Mr. Anderson, $16,589, $10,206 and $14,000.

(4)	Cash bonuses are reported in the year earned but are paid in the following year. Bonuses to the named executive officers are established and paid pursuant to the Company’s Management Incentive Plan. Bonuses for the named executive officers are recommended by the Executive Compensation Committee and approved by the Board of Directors. Bonuses are discretionary, but are generally based upon the operating results of the Company and the performance of the individuals.

(5)	Figures shown reflect amounts for plans vesting on December 31 of the respective year and paid in the first quarter of the following year. Value Sharing Plans are established under the Company’s Long Term Executive Incentive Compensation Plan. A description of the Company’s Long Term Executive Incentive Compensation Plan may be found in Proposal 2 on page 22. Plans vesting in 2003 and 2004 were based upon the Company’s financial performance during the preceding four years. In 2005 the 2002–2005 Plan based on the Company’s four-year financial performance and the 2003–2005 plan based on three-year performance vested. The 2003–2005 plan had separate award funds for the Company and each of its subsidiary banks. Messrs. Blackford and Anderson’s award units in the 2003-2005 plan were 50% from the Company’s award fund and 50% from their respective subsidiary bank’s award fund. For the persons named above, the amounts earned under the 2002–2005 Value Sharing Plan and the 2003–2005 Value Sharing plan were as follows, respectively: Mr. Simmons, $108,621 and $3,735,000; Mr. Blackford, $50,288 and $2,135,000; Mr. Arnold, $60,345 and $2,054,250; Mr. Feiger, $0 and $0; and Mr. Anderson, $50,288 and $1,682,450. Pursuant to the terms of the 2003-2005 Value Sharing Plans, earned bonus amounts in excess of a participant’s base salary were withheld and will be paid in 2007, subject to the individual’s continued employment with the Company in 2007. For the persons named above, the amounts that have been withheld and may be payable in 2007 are as follows: Mr. Simmons, $2,985,000; Mr. Blackford, $1,672,000; Mr. Arnold, $1,616,750; Mr. Feiger, $0; and Mr. Anderson, $1,303,450.

(6)	Options shown were issued under the Company’s Key Employee Incentive Stock Option Plan and Zions Bancorporation 2005 Stock Option and Incentive Plan. The plans are administered by the Executive Compensation Committee. Options granted have an exercise price equal to the fair market value on the date of grant, vest over a term of three years and expire in seven years from the date of grant. In the event of a change in control of the Company as defined in the plan, the options will become fully vested and exercisable. If any employee holding such options is terminated, other than for cause as defined in the plan, within two years following such change in control, the exercise period for such outstanding options will be extended to the full remaining term of the option.

(7)	Includes amounts accrued under the Company’s Supplemental Executive Retirement Plan (“SERP”) and Excess Benefit Plan (Executive Management Restoration Benefits). For additional details regarding these plans, please see page 14. For each of the persons named above, the amounts accrued under the SERP for 2005, 2004 and 2003 were as follows, respectively: Mr. Simmons, $27,740, $27,630 and $25,501; Mr. Blackford, $9,591, $9,553 and $8,817; Mr. Arnold, $0, $0 and $0; Mr. Feiger, $0, $0 and $0; and Mr. Anderson, $29,534, $28,851 and $26,682. Amounts reflect only interest credits on the account balance as there are no more earnings credits to the SERP after 2002. The amounts accrued under the Executive Management Restoration Benefits for 2005, 2004 and 2003 were as follows, respectively: Mr. Simmons, $50,240, $33,091 and $18,858; Mr. Blackford, $26,254, $17,964 and $110,814; Mr. Arnold, $16,652, $12,453 and $12,227; Mr. Feiger, $7,608, $0 and $0; and Mr. Anderson, $20,788, $14,554 and $32,245.

(8)	Mr. Arnold was granted 1,100 shares of restricted stock on May 6, 2005. The value of the restricted stock award at the end of the last fiscal year is $83,116. Such value is calculated by multiplying the closing market price for the stock on the last trading day of the Company’s year by the number of restricted shares held by Mr. Arnold on that date. Restrictions lapse 25% per year over four years.

(9)	Mr. Arnold received a $50,000 payment each year for three years until he became eligible to receive payments under the Company’s Value Sharing Plans, which are long-term bonus plans for senior management described above in footnote 5.

(10)	Mr. Feiger’s employment by the Company commenced September 2003. He received a signing bonus of $233,000. Mr. Feiger has an employment contract with the Company that guarantees annual increases in his base salary of 10% per year through 2006 and not less than 6% in 2007; in addition, the contract provides for an annual “target” bonus of 60% of base salary. Under the terms of his employment contract, the maximum amount of severance Mr. Feiger could receive if he were terminated “without cause” is the sum of (i) Mr. Feiger’s annual base salary plus (ii) his target bonus. Mr. Feiger’s contract automatically renews on an annual basis unless the Company provides notice ninety (90) days in advance of the renewal date of its intent not to renew.

Stock Option Grants in Fiscal Year 2005

The following table shows the number of shares with respect to which options were granted during 2005 to each of the named persons, together with the percentage of all grants to employees that the grant to the named person represents, the exercise price of such option and the expiration date of the option.

	Individual Grants
Name	Number of Shares Underlying Options Granted (#)(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%($)	10%($)
Harris H. Simmons	53,000	6.05%	70.79	05-05-2012	1,527,388	3,559,463
David E. Blackford	26,000	2.97%	70.79	05-05-2012	749,285	1,746,152
Doyle L. Arnold	36,000	4.11%	70.79	05-05-2012	1,037,471	2,417,749
George M. Feiger	17,500	2.00%	70.79	05-05-2012	504,326	1,175,294
A. Scott Anderson	28,000	3.19%	70.79	05-05-2012	806,922	1,880,471

(1)	Potential realizable value is based on an assumption that the price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the seven-year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth.

(2)	The Executive Compensation Committee of the Board of Directors administers the Zions Bancorporation 2005 Stock Option and Incentive Plan. The Executive Compensation Committee determines the eligibility of employees, the number of shares to be granted and the terms of such grants. All stock options granted in fiscal year 2005 have an exercise price equal to the fair market value on the date of grant, vest 33.3% per year beginning one year after date of grant and have a term of seven years. In the event of a change in control of the Company as defined in the plan, the options will become fully vested and exercisable. If any employee holding such options is terminated, other than for cause as defined in the plan, within two years following such change in control, the exercise period for such outstanding options will be extended to the full remaining term of the option.

In accordance with the terms of the Zions Bancorporation 2005 Stock Option and Incentive Plan, nonqualified options were granted to each non-employee director as of May 9, 2005. Each grant is an option to purchase 4,000 shares at $71.25 per share. The options vest and become exercisable in four equal installments of

1,000 shares beginning six months after the date of grant and continuing at one-year intervals thereafter. The 2005 options expire on May 8, 2015.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

The following table sets forth the number of shares acquired by any of the named persons upon exercise of stock options in 2005, the value realized through the exercise of such options and the number of unexercised options held by such persons, including both those which are presently exercisable and those which are not presently exercisable.

Name	Shares Acquired Upon Option Exercise	Value Realized ($)	Number of Shares Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(1) ($)
			Exercisable	Not Exercisable	Exercisable	Not Exercisable
Harris H. Simmons	0	0	243,999	114,001	6,308,834	1,665,935
David E. Blackford	30,000	533,168	1	56,001	34	818,983
Doyle L. Arnold	0	0	98,999	78,001	2,479,722	1,144,658
George M. Feiger	0	0	6,666	30,834	126,454	336,421
A. Scott Anderson	39,906	792,542	1	60,501	34	889,709

(1)	Potential unrealized value is (i) the fair market value at fiscal 2005 year-end ($75.56) less the option exercise price, times (ii) the number of shares.

Retirement Plans

Deferred Compensation Plan

The Deferred Compensation Plan was established on January 1, 2001 and was restated effective January 1, 2004, to allow highly compensated employees (currently, those earning over $130,000 annually) to defer up to 50% of their base salary and up to 100% of their bonus and incentive compensation.

Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan

The Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan is a combination of an employee stock ownership plan (ESOP) and a profit sharing plan (the “Qualified Profit Sharing Plan”). Participants may contribute between 1% and 50% of their earnings on a tax-deferred basis, up to a maximum of $14,000 ($18,000 for participants age 50 and above) in 2005. The Company provides a matching contribution of up to 4% of compensation in the form of Company common stock. Participants may diversify their Company matching contribution into any of the plan’s array of mutual funds after five years of service.

Effective January 1, 2003, the Company replaced its cash balance defined benefit retirement plan with a profit sharing benefit in which payouts are based upon the Company’s performance according to a discretionary formula approved annually by the Board of Directors. For 2005, the benefit was equal to 4% of eligible compensation. The annual Company contribution is invested primarily in Company common stock and vesting is based on a “cliff vesting” schedule. The maximum profit sharing benefit payable under the Plan is limited by Sections 415 and 401(a)(17) of the Code. Under current regulations, compensation for the purpose of determining benefits in 2005 cannot exceed $210,000.

Profit Sharing contributions that cannot be provided due to the compensation limitation are restored in the Company’s excess benefit plan (the “Excess Benefit Plan”) described below.

Excess Benefit Plan

On January 1, 2004, the Company segregated the employer contributed executive management restoration benefit from the Deferred Compensation Plan and established the Excess Benefit Plan. Prior to this date, all restoration and excess benefit contributions were made to the Deferred Compensation Plan. The Excess Benefit Plan is exclusive of employer contributions made to the Deferred Compensation Plan and going forward, all restoration benefits will be deposited into the Excess Benefit Plan.

Effective January 1, 2003, amendments to the Deferred Compensation Plan (now the Excess Benefit Plan) were made that will result in further benefit accruals to restore benefits for employees previously covered under the Supplemental Executive Retirement Plan (“SERP”) described below. These employees will receive accruals under the Excess Benefit Plan in the form of employer contribution credits without regard to whether they also elect deferral of compensation under the Deferred Compensation Plan. Only SERP-eligible employees meeting the grandfathering provisions as of December 31, 2002 will be eligible for this restoration benefit. The level of credit depends on each employee’s age and status in the Zions Bancorporation cash balance defined benefit plan after December 31, 2002.

The following table illustrates the 2005 additions to the Qualified Profit Sharing Plan as well as the restoration benefits provided under the Excess Benefit Plan.

	Qualified Profit Sharing Plan	Nonqualified Restoration of Benefits Due to Internal Revenue Code Limitations
Harris H. Simmons	$8,400	$50,240
David E. Blackford	8,400	26,254
Doyle L. Arnold	8,400	16,652
George M. Feiger	8,400	7,608
A. Scott Anderson	8,400	20,788

Cash Balance Plan

Benefit accruals under the Company’s cash balance defined benefit retirement plan have been frozen as of December 31, 2002. A group of certain eligible (grandfathered) employees will continue to accrue earnings and interest credits to their cash balance accounts in the plan. All other participants will accrue interest credits only.

Supplemental Executive Retirement Plan (SERP)

The SERP is an unfunded, nonqualified plan established January 1, 1994 to restore pension benefits lost by certain highly compensated employees of the Company. The Board of Directors determines the participants in the SERP from among those employees of the Company who are primarily members of the Executive Management Committee.

Effective December 31, 2002, benefit accrual under the SERP was frozen in conjunction with the freezing of the cash balance defined benefit retirement plan. Of the persons named below, Mr. Anderson is grandfathered under this plan. The others accrued only interest credits in 2003 and subsequent plan years.

The following table illustrates the estimated annual benefits and equivalent lump sum cash balance payable under the plan at age 65 based on a combination of the basic cash balance defined benefit plan and the SERP. Estimated annual pension and lump sum cash balance amounts at age 65 assume the following: (1) a 5.50% annuity rate to convert the estimated age 65 cash balance at an annual amount; and (2) a rate of 5.50% used to calculate all unknown future years’ interest on the cash balance; and (3) future compensation increasing by 4% per year to age 65:

	Estimated Cash Balance At Age 65	Estimated Annual Benefit
Harris H. Simmons	$1,217,326	107,601
David E. Blackford	309,331	27,342
Doyle L. Arnold	0	0
George Feiger	0	0
A. Scott Anderson	732,320	64,731

Mr. Feiger’s Interest in Welman Holdings, Inc.

Mr. Feiger’s employment by the Company commenced September 2003. Subsequently in June 2004, Mr. Feiger entered into a stock purchase agreement with the Company and certain of its affiliates through which he indirectly purchased five percent (5%) of the common stock of Welman Holdings Inc. (“Welman”), a subsidiary of Zions First National Bank that generally oversees the wealth management operations of the Company in addition to other activities. Mr. Feiger’s interest in Welman is via a limited liability company in which he is a member and that owns the shares of Welman. As a part of the stock purchase agreement, Mr. Feiger may require that the Company’s Zions First National Bank affiliate repurchase his ownership in Welman in six to eight years from the signing date of the contract at the then fair market value of the shares, as determined by an independent third party. Since the repurchase price of Mr. Feiger’s interest in Welman is to be based on the fair market value of Welman at a time in the future, the amount of the Company’s obligation is not currently determinable.

Mr. Feiger’s Employment Agreement

Mr. Feiger has an employment contract with the company that guarantees annual increases in his base salary of 10% per year through 2006 and not less than 6% in 2007; in addition, the contract provides for an annual “target” bonus of 60% of base salary. Under the terms of his employment contract, the maximum amount of severance Mr. Feiger could receive if he were terminated “without cause” is the sum of (i) Mr. Feiger’s annual base salary plus (ii) his target bonus. Mr. Feiger’s contract automatically renews on an annual basis unless the Company provides notice ninety (90) days in advance of the renewal date of its intent not to renew.

CHANGE IN CONTROL ARRANGEMENTS

The Company is party to change in control agreements with 15 senior executives (“Change in Control Agreements”) and maintains a special severance plan (“Special Severance Plan”) to foster the continuous employment of certain other senior and mid-level executives and management and to reinforce and encourage their continued attention and dedication to their duties without the distraction from the possibility of a change in control of the Company.

For purposes of the Change in Control Agreements and the Special Severance Plan, unless certain members of the Board of Directors determine that a change in control has not occurred, a change in control will be deemed to have occurred if (1) any person, other than the Company or any employee benefit plan of the Company, acquires beneficial ownership of more than 20% of the combined voting power of the Company’s then outstanding securities; (2) the majority of the Board of Directors changes within any two consecutive years, unless certain conditions of Board approval are met; (3) a merger or consolidation of the Company is consummated; (4) the shareholders of the Company approve a plan of complete liquidation of the Company; or (5) an agreement providing for the sale or disposition by the Company of all or substantially all of the Company’s assets is consummated.

Change in Control Agreements

The Company has entered into Change in Control Agreements with certain senior executives selected by the Board of Directors designed to ensure their continued services in the event of a change in control. The chief executive officer and the other four most highly compensated executives of the Company are included in this group.

The Change in Control Agreements provide that if, within the two year period immediately following a change in control, an executive’s employment is terminated other than for cause or the executive terminates his employment for “good reason” (generally, an unfavorable change in employment status, compensation or benefits or a required relocation), then the executive generally will be entitled to receive: (1) a lump sum severance payment equal to three times the sum of annual base salary plus the greater of the targeted annual bonus then in effect or the average of the executive’s annual bonuses for each of the three years immediately prior to the change in control; (2) full base salary through the date of termination, any unpaid annual bonus and the targeted annual bonus pro-rated through the date of termination; (3) continuation of medical and dental health benefits for three years; (4) outplacement services for two years at an aggregate cost to the Company not to exceed 25% of the annual base salary; and (5) full vesting in accrued benefits under the Company’s pension, profit sharing, deferred compensation or supplemental plans. If any payment or distribution to or for the benefit of the executive would be subject to excise tax imposed by Section 4999 of the Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. The executive will determine which payments or benefits to reduce.

Immediately prior to a change in control, all outstanding options granted to the executive under the Company’s stock option plans, incentive plans or other similar plans, will become fully vested and exercisable and the restricted period with respect to any restricted stock or any other equity award will lapse. Additionally, executives will be entitled to pro-rata payment of benefits available under the Value Sharing Plan.

Commencing on the date of termination of his employment, the executive agrees to not disclose any confidential information and, for one year following such date of termination, to not solicit or attempt to solicit away from the Company any of its officers or employees.

Special Severance Plan

The Special Severance Plan covers certain mid-level executives and senior management selected by the Board of Directors. The terms of the Special Severance Plan are generally the same as those of the Change in Control Agreements. There are two levels of benefits provided under the Special Severance Plan. The Special Severance Plan provides severance benefits equal to those provided under the Change in Control Agreements, except that the salary and bonus multiplier is two for the Tier 2 plan and one for the Tier 3 plan and the period of continued medical and dental health benefits and outplacement services is equal to two years for the Tier 2 plan and one year for the Tier 3 plan.

Vesting of Stock Options and Restricted Stock

The 1998 Non-Qualified Stock Option and Incentive Plan and the Key Employee Incentive Stock Option Plan provide that outstanding options under such plans will vest immediately upon a change in control (as such term is defined in the Change in Control Agreements). If any employee holding outstanding options under either plan is terminated, other than for cause, within two years following a change in control, the exercise period for such outstanding options will be extended to the full remaining term of the option.

The Zions Bancorporation 2005 Stock Option and Incentive Plan also provides that upon the occurrence of a change in control all awards shall fully vest and all restrictions on restricted stock will immediately lapse. If any employee holding outstanding options under the plan is terminated, other than for cause cause, disability, death or retirement, within two years following a change in control, the employee shall be entitled to exercise his or her options at any time thereafter until the earlier of the date forty-two months after the date of termination of employment or the expiration date in the applicable award agreement.

Note:	Assumes $100 invested on December 31, 2000 in Zions Bancorporation, the S&P 500 stock market index and the Keefe, Bruyette & Woods (KBW) 50 bank stock index. Assumes reinvestment of all dividends on a quarterly basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers and corporations and other organizations associated with them and members of their immediate families were customers of and had banking transactions, including loans, with banking subsidiaries of Zions in the ordinary course of business during 2005. Such loans were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collection or have other unfavorable features.

In November 2005 the Company purchased Mr. Feiger’s house in Massachusetts for $3.2 million in order to facilitate his relocation to California for the Company. The purchase price was determined by an independent third-party appraisal.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All of the Executive Compensation Committee members are independent directors of Zions Bancorporation. None of the committee’s members has ever been an officer or employee of Zions Bancorporation nor has any of them had a relationship which would require disclosure under the “Certain Relationships and Related Transactions” captions of any of Zions Bancorporation’s filings with the SEC during the past three fiscal years.

COMPENSATION COMMITTEE REPORT

The following Report of the Executive Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

Summary of Compensation Policies for Executive Officers

The Executive Compensation Committee (the “Compensation Committee”) of the Board of Directors has furnished the following report on executive compensation:

COMPENSATION COMMITTEE ACTIONS DURING 2005:

Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies, plans and programs which attempt to enhance the profitability of the Company and thus shareholder value, by aligning closely the financial interests of the Company’s senior managers with those of its shareholders. Executive officers’ long-term incentives are directly linked to shareholder returns through stock option grants, which have no value if the share price does not increase. In addition, executives’ long term cash incentives are tied to two critical financial measurements—earnings per share growth and return on equity—which we consider to be important factors in creating value for the Company’s shareholders. The process involved in the determination of executive compensation arrangements for 2005 is summarized below:

•	Compensation for each of the persons named in the Summary Compensation Table, as well as other senior executives, consists of a base salary, an annual bonus and long-term incentive compensation. Long-term incentives consist primarily of grants of units of participation in Value Sharing Plans (“Value Sharing Plans”) established under the Company’s Long Term Executive Incentive Compensation Plan and grants of stock options. Value Sharing Plans are closely tied to Company performance as measured by earnings per share and return on shareholders’ equity.

•	The Compensation Committee determines base salaries and annual bonuses after a subjective evaluation of various factors, including salaries paid to senior managers with comparable qualifications, experience and responsibilities at other institutions, individual job performance, market conditions and the Committee’s assessment of the overall financial performance (particularly operating results) of the Company and its operating units. As to executive officers other than the chief executive officer, the Compensation Committee also considers the recommendations made by the chief executive officer.

•	Information regarding salaries paid by other financial institutions is provided every two to three years by an independent consultant retained by the Compensation Committee (most recently for fiscal 2002 and fiscal 2004). The consultant compares the Company’s compensation levels with a peer group of financial institutions. In its studies, the consultant determines competitive compensation levels for financial institutions of similar size as the Company. Both the 2002 and 2004 studies indicated that the base salary and annual bonus compensation in total for the Company’s chief executive officer was below the median total compensation level for the peer group. Base salary and annual bonus compensation for the other executive officers, as a group, tends to approximate the median for peer institutions. The peer group used in the most recent study consisted of 13 banking institutions with a similar size and scope as Zions. These institutions are a subset of the broader index of 50 banking companies used in the Performance Graphs.

•

Units of participation in the Value Sharing Plans’ award funds are granted on a discretionary basis, reflecting the position and proportionate responsibility for overall corporate results of each executive officer in the Company. The allocation of units is not based on any measure of Company performance, but is based on a subjective evaluation of individual performance and the scope of individual responsibilities. The Committee reviewed the performance and payout for the 2002-2005 period that has just concluded. The Committee also reviewed the performance and payout for the three-year 2003-2005 Value Sharing Plan, which consists of both a corporate plan and individualized plans for each of the Company’s six subsidiary banks. (The payouts under these plans for the periods ending in 2005 are reflected under Long-Term Compensation Awards in the “Summary Compensation Table.”)

•	The Compensation Committee’s independent consultant has reported that in comparison to the peer group selected by the consultant, the Company’s compensation package, for the executive officers as a group (excluding the CEO), provides salary and bonus at approximately the median level as compared to peer levels and that the CEO’s salary and bonus are at levels below those of the peer group. Both the CEO and the other executive officers receive an appropriately competitive level of long-term incentive compensation, consisting of the Value Sharing Plans and stock options. Consultant reports are merely one factor taken into consideration by the Committee in the process of making an independent and subjective determination as to compensation.

•	The Compensation Committee reviews the salary of the chief executive officer and compares it to those in peer positions in companies of similar size and performance levels, using information obtained through the Committee’s independent compensation consultant concerning salary competitiveness and extrapolating from information obtained in previous years when no survey has been conducted for the latest year. The Compensation Committee establishes the chief executive officer’s base salary and annual bonus based on the Compensation Committee’s subjective assessment of the Company’s and of the chief executive officer’s performance during the fiscal year, its expectation as to his future contributions in leading the Company, the information provided by the compensation consultant and its view of an appropriate base salary and bonus. A similar process is used by the Compensation Committee to determine the number of units of participation the chief executive officer receives in the Value Sharing Plans and the number of stock options granted to the chief executive officer. The Compensation Committee determined the salary, bonus and option awards for the chief executive officer in 2005 in the manner described above.

•	The Company periodically grants stock options to executives, most recently in May, 2005. Such grants are discretionary by the Compensation Committee, reflecting the position of each executive officer in the Company and that person’s proportionate responsibility for overall corporate performance. The allocation of stock options among executive officers is not based on any measure of Company performance, but is based on a subjective evaluation of individual performance and the scope of the individual’s responsibilities. Information regarding the quantity and terms of stock options granted by other financial institutions has been provided by the Compensation Committee’s independent consultant with respect to the peer group selected by the consultant.

Executive Compensation Committee

R. D. Cash, Chairman

Jerry C. Atkin

Roger B. Porter

Steven C. Wheelwright

EQUITY COMPENSATION PLAN INFORMATION

This following provides certain information as of December 31, 2005 with respect to our equity compensation plans.

Plan Category (1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Security Holders:

Zions Bancorporation 2005 Stock Option and Incentive Plan	888,693	$71.45	7,839,680

Zions Bancorporation 1996 Non-Employee Directors Stock Option Plan	178,289	53.00	—

Zions Bancorporation Key Employee Incentive Stock Option Plan	3,778,890	51.72	—

Equity Compensation Plan Not Approved by Security Holders:

1998 Non-Qualified Stock Option and Incentive Plan	621,700	55.79	—

Total	5,467,572		7,839,680

(1)	The table does not include information for equity compensation plans assumed by the Company in mergers. A total of 2,029,944 shares of common stock with a weighted average exercise price of $45.67 were issuable upon exercise of options granted under plans assumed in mergers and outstanding at December 31, 2005. The Company cannot grant additional awards under these assumed plans.

APPROVAL OF THE LONG TERM EXECUTIVE INCENTIVE COMPENSATION PLAN

(Proposal 2)

The Board, upon the recommendation of the Compensation Committee, established the Long Term Executive Incentive Compensation Plan in 1991 (the “Long Term Incentive Plan”). Under the Long Term Incentive Plan, the Company may from time to time establish Value Sharing Plans, subject to approval by the Compensation Committee. The Long Term Incentive Plan is intended to encourage the creation of long-term shareholder value by providing cash bonuses to certain officers of the Company if certain objective performance criteria are achieved. The Long Term Incentive Plan was approved by the Company’s shareholders in 1999 in order to enable the Company’s costs of bonuses under the plan to be tax deductible for federal income tax purposes. The Company now asks shareholders to reapprove the Long Term Incentive Plan in order to ensure the continued tax deductibility of bonuses under the plan.

Section 162(m) of the Internal Revenue Code (the “Code”) requires that compensation in excess of one million dollars paid to the Company’s chief executive officer and four other highest paid executive officers (collectively, “162(m) officers”) be paid pursuant to a shareholder-approved performance-based compensation plan in order to retain the tax-deductibility of such payments. Shareholder approval for Section 162(m) purposes is only effective for five years.

The Long Term Incentive Plan and Value Sharing Plans established under the Long Term Incentive Plan are administered by the Compensation Committee, which is compromised entirely of outside directors as defined under Section 162(m) of the Code. The Compensation Committee grants members of senior management units of participation in particular Value Sharing Plans. The Compensation Committee establishes an award fund for each Value Sharing Plan based upon objectively measured performance of the Company, it subsidiaries, or its business segments. Distributions under each Value Sharing Plan are based on the number of units held by the participants. The size of each award fund is determined according to a formula, which uses the earnings per share or earnings of the Company, its subsidiaries, or its business units over the award period, with an adjustment based upon the return on equity (“ROE”) of the Company, its subsidiaries, or its business units over the same period. The Compensation Committee has authority to determine the manner in which both the earnings and ROE numbers shall be calculated. Such calculations may be made on the basis of aggregate earnings and return for the periods involved, rates of growth in earnings and returns during the periods involved, or similar metrics based on earnings and returns on equity. Such calculations may be made on a pre-tax or after tax basis and may include, exclude or be adjusted for such items, including but not limited to goodwill, stock-based compensation, acquisition or disposition related items, allowances for loan losses, provisions for loan losses and unusual or “one-time” gains or losses, as the Compensation Committee determines to be appropriate.

The Company normally designs Value Sharing Plans so that relatively higher levels of earnings and ROE will make the award fund larger. The Compensation Committee may also determine that other factors be considered in determining the size of an award fund, such as shareholder value added. Different performance criteria may be applied to different participants in a Value Sharing Plan, depending upon their area of responsibility. The Compensation Committee may also curtail the award fund or the participation of any employee in its sole discretion. In any case, no single award under a Value Sharing Plan to an employee may exceed $3 million times the number of years in the award period for the Value Sharing Plan.

In 2006, the Compensation Committee established a corporate level and six subsidiary level Value Sharing Plans covering the years 2006 through 2008 (collectively, the “2006 Plan”) under the Long Term Incentive Plan, subject to shareholder approval in the case of Section 162(m) officers. The Company anticipates that it will establish additional corporate and subsidiary level Value Sharing Plans prior to 2011, although future Value Sharing Plans are subject to the discretion of the Compensation Committee and the Board of Directors. Value Sharing Plans have been established periodically since the inception of the Long Term Incentive Plan in 1991.

The corporate level award fund established under the 2006 Plan ranges in amount from $0 to $54,973,750. The award fund for each plan is equal to a fraction of the incremental adjusted earnings during the plan period.

The incremental adjusted earnings during the plan period is calculated as the difference between the cumulative adjusted earnings during the plan period less the product of three times the adjusted earnings for 2005. If adjusted earnings during the plan period do not grow at an annualized threshold rate of 5%, the base award amount will equal zero and there will be no amounts paid under the corporate level 2006 Plan. If the adjusted earnings during the plan period were to grow at an annualized rate of 11.7%, the base award amount would be $12,935,000. If the adjusted earnings during the plan period were to grow at an annualized rate of 15%, the base award amount would be $17,232,824. The base award amount will then be adjusted by a multiplier determined by the increase in average annual adjusted ROE of the Company for the three-year period compared to the Company’s adjusted ROE for 2005. If the marginal ROE is 11% or less, the multiplier will be 0 and there will be no amounts paid under the corporate level 2006 Plan. If the marginal ROE is greater than 11% the factor will increase incrementally to a maximum of 2.25. For example, if the marginal ROE is 14%, the multiplier will be 1, if the marginal ROE is 20% the multiplier will be 2 and if the marginal ROE is 21.5% or greater the multiplier will be 2.25. The maximum aggregate of all payments possible under the 2006 corporate level award fund is $54,973,750, which equates to $4.25 per unit. Adjustments are to be made for stock splits, stock dividends and other changes to the capitalization of the Company, its subsidiaries or its business units. Award funds for subsidiaries under the 2006 Plan are calculated on a similar basis. The maximum total amount payable under the award funds for corporate level and subsidiary level Value Sharing Plans is $165,048,750.

Each member of senior management designated by the Compensation Committee to participate in a Value Sharing Plan established for a given period is awarded a number of performance units in the Plan. Amounts payable under the 2006 Plan and other Value Sharing Plans established under the Long Term Incentive Plan are not yet determinable. The following table sets forth estimated future payouts for the named individuals under the award funds established under the 2006 Plan based on the assumption that at such date, approximately 8% of the authorized units were being held in reserve for possible future issuance to employees.

			Estimated Future Payout of Value Sharing Plan(1)
Name	Number of Performance Units	Performance Period Until Payout	Threshold ($)	Example #1 ($)	Example #2 ($)	Maximum ($)
Harris H. Simmons	1,600,000	3 Years	0	1,360,000	4,272,000	6,800,000

David E. Blackford(2)	900,000	3 Years	0	787,500	2,461,500	3,825,000

Doyle L. Arnold	885,000	3 Years	0	752,250	2,362,950	3,761,250

George M. Feiger	100,000	3 Years	0	85,000	267,000	425,000

A. Scott Anderson(2)	780,000	3 Years	0	682,500	2,133,300	3,315,000

All executive officers as a group (18 persons)	9,190,000	3 Years	0	7,905,000	24,780,400	39,057,500

All other participants	26,422,000	3 Years	0	23,554,800	73,396,600	112,293,500

(1)	“Threshold” figures indicate the minimum amounts payable under the plan ($0), (amounts do not become payable until annualized adjusted earnings growth during the plan exceeds 5% and incremental ROE exceeds 11%); “Example 1” figures indicate amounts payable if earnings growth in all plans equals 10% and incremental ROE in all plans equals 14%; “Example 2” figures indicate amounts payable if earnings growth in all plans equals 15% and incremental ROE in all plans equals 20%; the “Maximum” figures indicate the maximum amounts payable which equates to a maximum unit value of $4.25 (the maximum payout is achievable through varying combinations of earnings growth and incremental ROE).

(2)	One half of this individual’s performance units were attributable to the Company award fund, with the balance being attributable to the award fund of the subsidiary bank for which the individual serves as Chief Executive Officer.

Officers of the Company, including its subsidiaries, are eligible to participate in the Long Term Incentive Plan. As of March 15, 2006, approximately 290 persons had been granted units in the 2006 Plan. Value Sharing Plans established under the Long Term Incentive Plan can be amended by the Compensation Committee without shareholder approval. Such amendments could increase the cost to the Company of the plans or allocate the benefits of the plans as between persons participating in the plans. However, the $3 million annual limit on award amounts cannot be changed without shareholder approval.

The affirmative vote of a majority of votes cast is required for approval of the Long Term Incentive Plan. No payments will be made to any Section 162(m) officer under this Plan unless shareholder approval is obtained. However, whether or not shareholders approve the Long Term Incentive Plan, the Company will continue to have authority to grant compensation to employees outside of the Long Term Incentive Plan in a manner that does not satisfy the requirements for tax-deductibility under Section 162(m) of the Code.

The Board of Directors recommends that the shareholders vote FOR approval of the Long Term Executive Incentive Compensation Plan as described above.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

The Audit Committee has reappointed the firm of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2005 are described under “Fees of Independent Registered Public Accounting Firm” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee above.

Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors recommends that the Shareholders vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006. The affirmative vote of a majority of votes cast is required for adoption of the ratification of the appointment of the independent registered public accounting firm.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a description of fees billed to the Company by Ernst & Young LLP during the years ended December 31, 2005 and 2004.

Audit fees:  Audit fees include fees for the annual audit of the Company’s consolidated financial statements, audits of subsidiary financial statements and reviews of interim financial statements included in the Company’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm. Such fees include comfort letters and consents related to registration statements. The aggregate audit fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2005 and 2004 totaled approximately $2.56 million and $1.80 million, respectively.

Audit related fees:  Audit related fees include fees for accounting consultations, audits of employee benefit plans, due diligence related to acquisitions and certain agreed-upon procedures and compliance engagements. The aggregate audit related fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2005 and 2004 totaled approximately $0.52 million and $0.70 million, respectively.

Tax fees:  Tax fees include corporate tax compliance, planning and advisory services. The aggregate tax fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2005 and 2004 totaled approximately $0.02 million and $0.03 million, respectively.

All other fees:  All other fees billed by Ernst & Young LLP, which include the completion of our permitted internal audit outsourcing contract, general consulting fees and other miscellaneous fees, aggregated approximately $0.01 million and $0.00 million for the years ended December 31, 2005 and 2004, respectively.

Pre-approval policies and procedures:  The Audit Committee has adopted a policy that requires advance approval by the Audit Committee of all audit, audit related, tax services and all other services performed by independent registered public accounting firm.

OTHER BUSINESS

Except as set forth herein, management has no knowledge of any other business to come before the meeting. If, however, any other matters of which management is now unaware properly come before this meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

Pursuant to the Company’s Bylaws, business must be properly brought before an annual meeting in order to be considered by shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before a meeting of the shareholders. Notice of any proposal to be presented by any shareholder or the name of any person to be nominated by any shareholder for election as a director of the Company at any annual meeting of shareholders must be delivered to the Secretary of the Company at least 120 days but not more than 150 days prior to the date the Company’s proxy statement is released to shareholders in connection with the annual meeting for the preceding year. In addition, the Company must receive proposals from shareholders on or before November 21, 2006 in order to have such proposals evaluated for inclusion in the proxy materials relating to the Company’s 2006 Annual Meeting of shareholders. Any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals. The notice of a proposal must contain the following items:

•	The shareholder’s name, address and stock ownership of the Company,

•	The text of the proposal to be presented,

•	A brief written statement of the reasons why such shareholder favors the proposal and

•	Any material interest of such shareholder in the proposal.

The notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

•	The shareholder’s name, address and stock ownership of the Company,

•	The name of the person to be nominated,

•	The name, age, business address, residential address and principal occupation or employment of each nominee,

•	The nominee’s signed consent to serve as a director of the Company, if elected,

•	The number of shares of the Company’s stock owned by each nominee,

•	A description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made and

•	Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.

A copy of the Company Bylaws specifying the requirements will be furnished to any shareholder upon written request to the Secretary.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders interested in communicating directly with the presiding director or with the directors as a group, or persons interested in communicating complaints concerning accounting, internal controls or auditing matters to the Audit Committee, may do so by writing care of the Corporate Secretary, Zions Bancorporation, One South Main, Suite 1134, Salt Lake City, Utah 84111. The Board of Directors has approved a formalized process for handling letters received by the Company and addressed to members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof, or that he or she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include an internal “hot line,” available to employees, to the Company’s outside counsel for purposes of reporting alleged or suspected wrongdoing.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company will household proxy materials for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares. A written request should be sent to Zions Bancorporation Corporate Trust Department, P.O. Box 30880, Salt Lake City, Utah 84130 or by calling (801) 524-4624.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER, ON WRITTEN REQUEST, A COPY OF THE COMPANY’S 2005 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, ONE SOUTH MAIN, SUITE 1134, SALT LAKE CITY, UTAH 84111.

ZIONS BANCORPORATION — ONE SOUTH MAIN, SUITE 1134 — SALT LAKE CITY, UTAH 84111 — (801) 524-4787

www.zionsbancorporation.com

ZIONS BANCORPORATION

PROXY	SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

The undersigned hereby appoints A. SCOTT ANDERSON, DOYLE L. ARNOLD and GERALD J. DENT or any of them with full power of substitution, the lawful attorneys and proxies of the undersigned, to vote all of the shares held by the undersigned in Zions Bancorporation at the Annual Shareholders’ Meeting to be held on May 1, 2006 and at all adjournments thereof upon the matters listed below.

1.	To elect Directors	FOR	☐	WITHHOLD AUTHORITY ☐

All nominees listed below (except as marked to the contrary)

INSTRUCTION: to withhold authority for any individual, cross a line through the nominee’s name in the list below:

R. D. Cash Patricia Frobes J. David Heaney Harris H. Simmons

2.	To approve the Long Term Executive Incentive Compensation Plan.	FOR	☐	AGAINST	☐	ABSTAIN	☐

3.	To ratify the appointment of the Company’s independent auditors for fiscal 2006.	FOR	☐	AGAINST	☐	ABSTAIN	☐

4.	To transact any other such business as may properly come before the meeting.	AUTHORITY	☐	WITHHOLD AUTHORITY ☐

UNLESS A CONTRARY CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, APPROVAL OF THE LONG TERM EXECUTIVE INCENTIVE COMPENSATION PLAN AND RATIFICATION OF INDEPENDENT AUDITORS AND OTHERWISE IN THE DISCRETION OF ANY OF THE APPOINTEES AS PROXIES.

Dated , 2006.
Please sign exactly as name appears on reverse side.